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                                                                     EXHIBIT 8.1

                           FULBRIGHT & JAWORSKI L.L.P.
                          1301 MCKINNEY ST., SUITE 5100
                              HOUSTON, TEXAS 77010
                              PHONE: (713) 651-5151
                               FAX: (713) 651-5246


                                August 26, 2004


Rio Vista Energy Partners L.P.
820 Gessner Road, Suite 1285
Houston, Texas 77024

Dear Sirs:


      We have acted as special tax counsel for Rio Vista Energy Partners L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Exchange Act of 1934, as amended, of units representing limited partner interests in the Partnership (the "Units"). We have also participated in the preparation of the Registration Statement on Form 10 filed with the Securities and Exchange Commission on August 26, 2004, as amended (SEC File No. 0-50394) (as so supplemented, the "Registration Statement"), to which this opinion is an exhibit.



      In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Material Tax Consequences Following the Distribution" (the "Discussion") in Exhibit 99.1 of the Registration Statement. The Discussion, subject to the qualifications, assumptions and limitations stated therein, constitutes our opinion as to the material United States federal income tax consequences to holders of Units following the Distribution (as defined in the Discussion).


      We consent to the reference to our firm under the caption "Material Tax Consequences Following the Distribution" and to the filing of this confirmation and consent as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ Fulbright & Jaworski L.L.P.